UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2023

Aeva Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39204	84-3080757
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Ellis Street
Mountain View, California	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 481-7070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AEVA	New York Stock Exchange LLC
Warrants to purchase one share of common stock	AEVA.WS	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2023, the Compensation Committee (the “Committee”) of the Board of Directors of Aeva Technologies, Inc. (the “Company”) approved the compensation for the Company’s named executive officers for 2023 as well as cash bonus amounts for service in 2022. The Compensation Committee determined such compensation in connection its external compensation consultant, Aon Human Capital Solutions practice, a division of Aon after benchmarking compensation to the Company’s peer group among other analysis. After review and discussion, the Committee approved cash bonuses for performance in 2022 of $495,000 for each Soroush Salehian Dardashti and Mina Rezk and a cash bonus of $263,250 for Saurabh Sinha. The Committee approved a four percent increase for inflation to the salaries of each named executive officer resulting in salaries for Messrs. Salehian, Rezk and Sinha of $572,000, $572,000 and $468,000, respectively.

After considering that Messrs. Salehian and Rezk have not received an equity award in the previous three years and the importance of incentivizing strong operational performance, the Committee and the independent members of the Board of Directors approved a grant of 5,735,294 performance stock units for Mr. Salehian and 3,823,529 performance stock units for Mr. Rezk. These awards are eligible to vest based on certain operational milestones or stock price milestones and a continued employment requirement for each. The operational milestones vest in three equal installments based on the achievement of two production wins by 2024 and certain start of production thresholds by 2025, subject to continued employment through 2025. The stock price milestones vest as to 20% of the award when the volume-weighted average price per share (“WVAP Average”) of common stock for the preceding thirty (30) consecutive trading days equals or exceeds the target stock price for the indicated year. The stock price targets are as follows: $2.00 which must be met by the end of 2023, $4.00 which must be met by the end of 2024, $6.00 which must be met by the end of 2025, $10.00 which must be met by the end of 2026 and $15.00 which must be met by the end of 2027. If the stock price target in any particular year is not met, the executive may vest into the portion of the award previously unearned in the event the WVAP Average equals or exceeds the target stock price for the indicated year plus the stock price target for the previously unearned year(s). For example, if the stock price target is not met in 2023, but in 2024 the VWAP is $6.00, the executive will vest into 40% of the total award in 2024 (20% for each 2024 and 2025), subject to the continued employment condition. The continued employment condition for the stock price milestone awards will satisfied as to 20% of the award on 12/31/2023, 40% of the award on each 12/31/2025 and 12/31/2027. For Mr. Salehian, 3,529,412 performance stock units are tied to the operational milestones and 2,205,882 are tied to stock price milestones. For Mr. Rezk, 2,352,941 performance stock units are tied to the operational milestones and 1,470,588 are tied to stock price milestones.

If the executive ceases to be a Service Provider (as defined in the 2021 Plan) due to his death or disability, the continued employment requirements will be deemed to be satisfied as of the termination date for that number of additional PRSUs that would have vested had executive continued to be a Service Provider through the 18 month anniversary of the termination date (provided that any requisite stock price milestone or operational milestone must have been satisfied prior to executive’s actual termination date without regard to any achievement thereof in the 18 months following such termination date). If executive has been continuously a Service Provider through the date of a Change in Control, the Service Condition shall be deemed satisfied as of the date of such Change of Control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aeva Technologies, Inc.

Date: May 5, 2023	By:	/s/ Saurabh Sinha
Saurabh Sinha Chief Financial Officer